Exhibit 99.1
Q1 2011 Conference Call Script
April 27, 2011 1:00 p.m.
Dan Greenfield:
Thank you. Good afternoon and welcome to the Allegheny Technologies earnings conference call for the first quarter 2011. This conference call is being broadcast on our website at www.ATIMetals.com. Members of the media have been invited to listen to this call.
Participating in the call today are Pat Hassey, Chairman and Chief Executive Officer, Rich Harshman, President and Chief Operating Officer, and Dale Reid, Senior Vice President, Finance and Principal Financial Officer.
All references to net income and earnings in this conference call mean net income and earnings “attributable to ATI”. Comments on our expectations for 2011 and beyond do not include any impact from our pending acquisition of Ladish. In addition, as I am sure you appreciate, we cannot comment or entertain questions regarding Ladish since the acquisition is not yet complete.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

Pat Hassey:
Thanks, Dan. And, thanks to everyone for joining today’s call.
I have said that 2010 was the transition year and 2011 would be the year when strong secular growth resumes. We are off to a good start:
•	Sales increased 36% to $1.23 billion — putting ATI on track to return to a company with $5 billion plus in sales.

•	Segment operating profit increased nearly 85% to $162 million, or 13.2% of sales.

•	Earnings per share were $0.54, including $0.05 of special charges. This represents the highest quarterly per share earnings since 2008.

Our key global markets are strong and represent 70% of ATI first quarter sales:
•	At 25% of first quarter revenue, Aerospace and Defense sales grew 33% compared to the same period last year.

•	At 23% of first quarter revenue, sales to the Oil and Gas/Chemical Process Industry grew 51% compared to the first quarter 2010, and grew by 400 basis points to 23% of total sales, up from 19% of sales for the full year.

•	The electrical energy market represents 16% of ATI first quarter sales.

•	At 6% of first quarter sales, medical was once again our fastest growing market. This market more than doubled since the first quarter last year. Historically, the Medical market has run at about 4% of sales across business cycles. There is a real change here demonstrating the differentiation in the quality of ATI produced products.
Orders continued to be strong in the first quarter:
•	Backlog in our High Performance Metals segment at the end of the first quarter is approaching levels reached in early 2007 and 2008.

•	As a result of major project wins, we also have a solid backlog for 2011 in our Flat-Rolled Products segment.
Market strength along with ATI’s improved capabilities and expanded capacities give me confidence in our beliefs that:
•	Strong secular growth resumes in 2011;

•	2012 will be better than 2011;

•	And, 2013 should be far better than 2012.

This is an extraordinary time in the specialty metals business. It is the beginning of a period of sustained growth unlike anything I have seen in my 40-plus-year career.
ATI is very well positioned for the future and for profitable growth. As you know, I will retire after our annual meeting this Friday.
Now is the right time for a change in leadership at ATI. I am confident that Rich Harshman is the right person for the job. Rich and I have been working together for nearly 8 years, developing and implementing ATI’s strategies for profitable growth. We have an outstanding team in place to support Rich. I am confident that under Rich’s leadership, ATI can continue the transformation that we started in 2004, taking ATI to new levels of performance.
Before I turn the call over to Rich, let me tell you how much I enjoyed my time leading ATI. I enjoyed the many conversations that I had with you, our investors and analysts. I particularly liked those of you who questioned our strategies and theories. Good management must be open to opinions that test our thinking. You required us to be more thoughtful and look at our positions from a different perspective. ATI is a better company because of you. My personal thanks.
Now, here is Rich Harshman.

Rich Harshman:
Thank you, Pat. We are optimistic that 2011 will indeed be the year when strong secular growth resumes for ATI. This optimism is supported by our performance in the first quarter.
It is important to note that, while we are focused on our four key global markets, 48% of our first quarter 2011 revenue came from our two largest markets — aerospace and defense, and oil and gas/chemical process industry. This becomes 54% of sales when the medical market is included. These three markets require high-value, high-quality products. They are global, have current robust demand, and are expected to get stronger over the next several years, and ATI is very well-positioned to continue to grow in these markets.

First, let’s look at the aerospace market:
•	We and other members of the supply chain are being told to get ready for unprecedented production rate increases between now and 2013.

•	Boeing has set aggressive targets to:
o	Build more 737s than ever,

o	Build more 777s than ever,

o	Deliver the first 787 in the third quarter 2011,and then significantly and quickly ramp up its production rate.
•	Airbus has set aggressive targets to:
o	Build more A320s than ever, and

o	Increase the build rate for the A330 family.
•	These build rates are supported by record backlogs of about 7,000 airplanes.
•	In addition, Airbus plans to complete the development and begin ramping production of the A350 XWB later in the decade.

•	For ATI, these build rates translate into greater demand for our specialty metals, for both airframes and engines, than during any previous cycle.

•	A larger global fleet also increases demand for our high value, rotating quality titanium alloys and nickel-based superalloys products used in jet engine spare parts and engine replacement kits.

•	ATI is very well-positioned and ready for these higher production rates.
o	We have been and are continuing to invest in unsurpassed manufacturing capabilities and capacity.

o	We have been and are continuing to innovate with new alloys, products and technologies. Some examples:
▪	There is significant interest in our game-changing ATI 425® alloy, with much qualification activity ongoing.

▪	Use of our ATI 718 Plus® nickel-based superalloy is growing in new aeroengine applications.

▪	We are making good progress in developing a significant position in fastener stock. ATI is the only supplier capable of producing, from melt to finished product, all three alloy systems used to make fasteners: titanium alloys, nickel-based alloys, and specialty alloys. And, we have proprietary alloys for unique applications

▪	We are well-positioned to grow as a key supplier of powder alloys for the jet engine market.

o	We offer our customers a secure and stable integrated supply chain.
▪	Our ATI Aerospace market sector team aligns all Company resources to this market.

▪	We are integrated in titanium raw materials with our Rowley, Utah premium-grade titanium sponge facility.

▪	We are now offering more value-added processing through our new Sheffield, England Precision Machining Facility.

▪	With the expected completion of the Ladish acquisition, we add the capability to produce highly engineered and technically complex parts.

o	Concerning titanium raw material supply needed for the expected aerospace production rate increase:
▪	Our Rowley facility is now producing sponge at higher volumes and improving yields. We have commissioned 34 of the 36 furnace sets:
•	The sponge chemistry is outstanding and is meeting premium-grade specifications.

•	We are using the Rowley sponge to feed our West Coast melting operations for industrial applications.

•	We expect to be producing titanium sponge at a 20 million pound annualized rate during the second half of this year.
Titanium sponge and scrap availability is tight. We understand that Chinese titanium sponge prices are now about $7.00 per pound, and we know that 6-4 premium grade bulk weldable scrap is at the same level. The ability to have our own titanium sponge supply, with the Rowley facility, and the available additional capacity from our Albany sponge operations will enable ATI to continue to grow.

Turning to the oil and gas/chemical process industry:
•	We expect our second largest market to remain a strong growth market for ATI. Since we first began to focus the Company-wide capabilities of ATI on this market in 2008, we have established ourselves as a global leader and a reliable supplier of complex, difficult-to-produce specialty metals. ATI is known for our industry-leading product quality, reliability, and delivery performance.

•	We serve the oil and gas/chemical process industry through each of business segments:
o	In our High Performance Metals segment, it was the second largest market in the first quarter at 12% of segment sales.

o	It was the largest market served by our Flat-Rolled Products and Engineered Products segments at 28% and 29% of sales, respectively.
•	The global oil and gas market is expected to grow as demand increases from developing countries, and the economies of developed countries recover and grow.

•	The International Energy Administration recently announced the results of their global shale gas reserves study and report total world recoverable natural gas reserves increase more than 40% when shale gas is included.
o	As drilling for shale gas increases, we expect demand to grow for ATI products, such as our tungsten materials for drills and bits, ATI Datalloy 2® collars for horizontal and directional drilling, and nickel and titanium alloys for completion systems.
•	Many new oil and gas discoveries contain sour gases, making exploration and production more demanding. In addition, older fields once thought to be depleted are now being extended through the use of new drilling technologies. This results in the need for more of the specialty metals that ATI produces.
o	For example, we have won and are well-positioned to win additional orders for our nickel-based alloy and specialty alloy flat-rolled products for use in oil and gas pipelines.
▪	During the first quarter, ATI was chosen to supply a large volume of nickel-based alloy plate for a large sour gas pipeline being constructed in Abu Dhabi as part of the Shah Gas field.

▪	More recently, ATI was selected to supply the nickel-based alloy sheet to be used in subsea flow lines for a large deep-water project in Brazil.

•	These projects are in addition to the order for approximately 6 million pounds of CP titanium that our Uniti joint venture was awarded late last year for the world’s largest seawater desalination plant. This order is being produced and delivered throughout 2011.
Turning to the electrical energy market:
•	Demand from this market remained steady with slight improvement during the first quarter 2011, pretty much in line with economic recovery.
o	Shipments of our grain-oriented electrical steel were flat year-over-year. We expect second quarter shipments to be approximately 10% higher than in the first quarter 2011. Product mix continued to improve as demand for lower-loss grades rose as a result of tightened transformer efficiency standards in the United States.

o	Demand has begun to increase for our nickel-based and specialty alloys used for gas turbines.

o	We continue to work with a number of customers in the alternative energy markets and are optimistic that growth opportunities exist for ATI.

We believe an inflection point to secular growth from the electrical energy market could develop as Japan recovers and rebuilds.
o	We expect that global demand for grain-oriented electrical steel should begin to improve as the grid is rebuilt in the affected area.

o	Assuming Japan increases its use of natural gas for power generation, which is widely speculated. ATI sales could grow to the gas turbine market, and to markets for exploration, processing, and transportation of LNG.

o	For nuclear energy, although it is too early to determine the impact from recent events,
▪	We expect refueling and maintenance to continue.

▪	We also expect increased interest in safe and secure spent fuel storage and processing. This uses many of the specialty metals made by ATI.

▪	Finally, we expect the eventual resumption of new nuclear plant construction in Asia.

All of these factors all point to the resumption of strong secular growth in our key markets. In addition, we are seeing cyclical recovery in most of our other markets. As a result:
•	We are seeing improved volume.
o	First quarter shipments for nearly all of our products increased by double-digit percentages compared to the same period last year.
•	As we have said, first demand improves resulting in increased volume, then better pricing follows. We expect to see higher base prices for most of our products going forward.
o	Base prices are increasing for our High Performance Metals titanium alloys and nickel-based alloys.

o	In our Flat-Rolled Products segment, two base-price increases have been announced for our nickel-based alloys:
▪	Effective January 4, 2011 base prices increased 7% to 9%.

▪	Effective February 23, 2011 base prices increased 5% to 8%.
o	A 6% to 9% price increase was effective April 1, for our standard stainless products. The market is supporting this price increase as:
▪	U.S. service center activity has been improving driven by better demand from the transportation, energy, and food equipment markets.

▪	The pipe and tube market is improving due to increased demand from the oil and gas, chemical process industry, and electrical energy markets.

▪	Although end market demand and fundamentals are getting better, customers for our standard stainless products continue to be cautious and closely watch the raw material surcharge as part of the timing of their buying decision.
Moving to our Engineered Products segment, the first quarter was strong. Sales increased over 45% compared to the first quarter 2010 as a result of improved demand and higher prices for our tungsten products and carbon alloy steel forgings. More importantly, segment operating profit was a respectable 11.4% of sales.
•	Sales of our tungsten products increased 34%. Of note, the market price for APT (ammonium paratungstate) the raw material used to produce tungsten powder increased significantly since the first quarter 2010. In addition, APT is in short supply due to restricted exports from China, and tungsten scrap supply is tight.
o	Fortunately for ATI, we expanded our APT capacity. The ability to produce our own APT supply enables ATI to continue to grow our tungsten-based materials business.
•	Sales of our carbon alloy forgings grew nearly 85% compared to the same period last year due to strong demand from oil and gas, transportation, particularly Class 8 trucks, and large construction and mining equipment.

In summary, we are building momentum across our businesses and continue to see 2011 as the year where secular growth returns in our key global markets. We remain focused on improving our cost structure, with $26 million of gross cost reductions in the first quarter. This combined with growing demand and improved pricing for most of our specialty metals results in our expectations of:
•	Revenue growth of 15% to 20% in 2011 compared to 2010, and

•	Segment operating profit of approximately 15% of total sales.

•	These expectations do not include any impact of the pending acquisition of Ladish.
Before we move to the question and answer session — I hope everyone stays on line after the Q&A session for special closing comments about Pat Hassey.
Operator, we will now open the call for any questions.
Q&A Portion of the Conference Call

Rich Harshman:
As always, thank you for joining us today and thank you for your continuing interest in ATI.
This is a day of mixed emotions for me and all of us at ATI. As you know, Pat Hassey has announced his retirement effective May 1. Pat has been our inspirational and visionary leader for over seven years. He is quite simply the best person I have ever worked for and with. I think that it is the goal of every CEO to leave his or her company in a better position than when they became CEO. Pat has most certainly accomplished this at ATI.
Pat has agreed to continue to provide his unique insights to ATI for the next couple of years as a senior advisor to me.
On behalf of ATI’s Board of Directors, management and employees I would like to thank Pat for his leadership and for leaving ATI in a strong position for the future.
On a personal note, I would like to thank Pat for his guidance and support, but most importantly for his friendship, which I know will continue.
Pat, we wish you and Marsha well in your retirement.
Dan Greenfield:
Thank you. Thanks to all of the listeners for joining us today. That concludes our conference call.

17